DECLARATION OF TRUST
                                       OF
                              UNB CAPITAL TRUST I


DECLARATION OF TRUST, dated as of February 21, 1997, between UNITED NATIONAL BANCORP, a New Jersey corporation, as "Depositor" and The Bank of New York, a
New York corporation, as "Delaware Trustee" and Thomas C. Gregor and Ralph L. Straw, Jr. as "Administrative Trustees" (the Delaware Trustee and the
Administrative Trustees together, the "Trustees"). The Depositor and the Trustees hereby agree as follows:

                   1. The trust created hereby shall be known as UNB Capital Trust I (the "Trust"), in which name the Trustees, or the Depositor to the extent provided herein, may contract, and sue and be sued.

                   2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of ten dollars ($10). Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss.3801 et. seq. (the "Business Trust Act"), and that this document constitutes the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

                   3. The Depositor and the Trustees will enter into an amended and restated Declaration of Trust, satisfactory to each such party and having substantially the terms described in the offering circular (as referred to below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

                   4. The Depositor and the Administrative Trustees hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to prepare and distribute one or more offering circulars on behalf of the Trust, including any necessary or desirable amendments thereto (including any exhibits contained therein or forming a part thereof), relating to the Capital Securities of the Trust and certain other securities; (ii) to file with the Private Offering, Resales and Trading through Automatic Linkages (PORTAL) Market ("PORTAL") and execute on behalf of the Trust a listing application or applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Capital Securities to be listed on PORTAL; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor, on behalf of the Trust, may deem necessary or desirable to register the Capital Securities under, or obtain for the Capital Securities an exemption from, the securities or "Blue Sky" laws; (iv) to execute on behalf of the Trust such underwriting or purchase agreements with one or more underwriters, purchasers or agents relating to the offering of the Capital Securities as the Depositor, on behalf of the Trust, may deem necessary or desirable; and (v) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. If any filing referred to in clauses (i),
(ii) and (iii) above is required by law or by the rules and regulations of any applicable governmental agency, self-regulatory organization or other person or organization to be executed on behalf of the Trust by one of the Trustees, the Depositor and any of the Trustee of the Trust appointed pursuant to Section 6 hereof are hereby authorized to join any such filing and to execute on behalf of the Trust any and all of the foregoing.

                   5. This Declaration of Trust may be executed in one or more counterparts.

                   6. The Trustees shall initially be the trustees of the Trust. Thereafter, the Depositor may increase or decrease (but not below one) the number of trustees of the Trust by executing a written instrument fixing such number; provided, however, that so long as it is required by the Business Trust Act, one trustee of the Trust shall be either a natural person who is a resident of the State of Delaware or an entity other than a natural person that has its principal place of business in the State of Delaware and that, in either case, otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee at any time. The Trustees may resign upon thirty days' prior written notice to the Depositor.

                   7. This Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles that would call for the application of the substantive law of any jurisdiction other than the State of Delaware).

                   IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.


UNITED NATIONAL BANCORP                     THE BANK OF NEW YORK (DELAWARE)
Depositor                                   Not in its individual capacity
                                            but solely as Delaware Trustee



By: /S/ DONALD W. MALWITZ                    By:  /S/ MARY JANE MORRISSEY
    -----------------------                       -----------------------
    Name: Donald W. Malwitz                  Name:  Mary Jane Morrissey
    Title:Vice President and Treasurer       Title: Authorized Signatory



THOMAS C. GREGOR,                             RALPH L. STRAW, JR.,
in his capacity as                            in his capacity as
Administrative Trustee                        Administrative Trustee

/S/ THOMAS C. GREGORY                        /S/ RALPH L. STRAW, JR.
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